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                                                                    EXHIBIT 11.1



                         EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the Company's stock option plan. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. Primary and fully diluted earnings per share are the same for each period presented.



                                                                             Three Months Ended December 31,
                                                                             -------------------------------
Weighted Average Shares Outstanding                                              1997                 1996
                                                                              ---------            ---------
Common stock outstanding throughout the period                                2,832,000            2,794,000
Weighted average exercised options                                                5,000                    -
Dilutive unexercised stock options (Treasury Stock Method):
       Shares presumed issued at exercise ($2.25 to $5.50 per share)            197,000                    -
       Less:  Shares repurchased with presumed proceeds at average per
              share price ($5.48 per share)                                    (156,000)                   -
                                                                              ---------            ---------
Weighted average shares outstanding                                           2,878,000            2,794,000
                                                                              =========            =========




                                                   (a)             (b)
                                                                Weighted          Per Share (a / b)
Per Share Computations                        Results of         Average       ----------------------
                                              Operations          Shares           1997        1996
-----------------------------------------------------------------------------------------------------
Net loss -    Three Months Ended
              December 31, 1997               $  (35,000)      2,878,000       $ (.01)

Net income - Three Months Ended
              December 31, 1996               $  438,000       2,794,000                       $ .16




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